As filed with the U.S. Securities and Exchange Commission on February 23, 2016 Registration No.
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AIR TRANSPORT SERVICES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	26-1631624 (I.R.S. Employer Identification No.)
145 Hunter Drive Wilmington, Ohio 45177 (Address of Principal Executive Offices, Including Zip Code)
Air Transport Services Group, Inc. 2015 Long-Term Incentive Plan (Full title of the plan)
W. Joseph Payne
Senior Vice President, Corporate General Counsel and Secretary
145 Hunter Drive
Wilmington, Ohio 45177
(Name and address of agent for service)

(937) 382-5591
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer☐	Accelerated filer☒
Non-accelerated filer☐ (Do not check if a smaller reporting company)	Smaller reporting company☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share, under the Air Transport Services Group, Inc. 2015 Long-Term Incentive Plan (1)	3,000,000	$11.48 (3)	$34,440,000	$3,468.11

(1)
This Registration Statement (the “Registration Statement”) registers the issuance of the number of shares of common stock of Air Transport Services Group, Inc. (the “Registrant”), par value $0.01 (the “Common Stock”) that may be granted under the Air Transport Services Group, Inc. 2015 Long-Term Incentive Plan as approved by the Registrant’s stockholders on May 7, 2015.

(2)
In addition, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional common shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.

(3)
Estimated solely for the purpose of calculating the aggregate offering price and the registration fee pursuant to Rule 457(c) and 457(h) promulgated under the Securities Act and computed on the bases of $11.48 per share, which is the average of the high and low per share prices of the Common Stock as reported on the NASDAQ Global Select Market on February 22, 2016.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in this Part 1 will be sent or given to participants in the Air Transport Services Group, Inc. 2015 Long-Term Incentive Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission are incorporated herein by reference:
1.The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Commission on March 9, 2015 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015 filed with the Commission on May 8, 2015 pursuant to Section 13 of the Exchange Act, as amended by Amendment No. 1 on Form 10-Q/A filed with the Commission on August 7, 2015; the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 filed with the Commission on August 7, 2015 pursuant to Section 13 of the Exchange Act; and the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015 filed with the Commission on November 6, 2015 pursuant to Section 13 of the Exchange Act.

3.Each of the Registrant’s Current Reports on Form 8-K filed with the Commission pursuant to Section 13 of the Exchange Act on January 16, 2015, February 10, 2015, February 27, 2015, March 5, 2015, April 15, 2015, May 5, 2015, May 13, 2015, August 5, 2015, August 19, 2015, November 5, 2015, November 12, 2015 and February 10, 2016 (two reports), only to the extent filed and not furnished.

4.The description of the Company’s Common Shares contained in the Registrant’s Registration Statement on Form 8-A, as amended, filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all amendments and reports updating such description, including a Current Report on Form 8-K filed with the Commission on February 23, 2016.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
On behalf of the Registrant, W. Joseph Payne, Senior Vice President, Corporate General Counsel and Secretary, is giving an opinion upon the validity of the shares of common stock being registered on this Registration Statement. As of February 22, 2016, Mr. Payne, together with members of his immediate family, beneficially owned an aggregate of 179,338 shares of the Registrant’s common stock. Mr. Payne holds awards under the Air Transport Services Group, Inc. Amended and Restated 2005 Long-Term Incentive Plan. Mr. Payne is also eligible to participate in the Air Transport Services Group, Inc. 2015 Long-Term Incentive Plan.

Vorys, Sater, Seymour and Pease LLP (“Vorys”) provided legal counsel to the Registrant in connection with the filing of this Registration Statement. One Vorys attorney beneficially owns 5,000 shares of our common stock.
Item 6. Indemnification of Directors and Officers.
Indemnification under the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law (the “DGCL”) sets forth conditions and limitations governing the indemnification of officers, directors and other persons. Indemnification is permitted in third party actions where the indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and in criminal actions where he had no reasonable cause to believe his conduct was unlawful. Indemnification is also permitted in lawsuits brought by or on behalf of the corporation if the standards of conduct described above are met, except that no indemnification is permitted in respect to any matter in which the person is adjudged to be liable to the corporation unless a court shall determine that indemnification is fair and reasonable in view of all the circumstances of the case. In cases where indemnification is permissive, a determination as to whether the person met the applicable standard of conduct must be made either by the court, by disinterested directors, by independent legal counsel, or by the stockholders. Indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by directors, officers, employees and agents is required under Section 145 of the Delaware Law in those cases where the person to be indemnified has been successful on the merits or otherwise in defense of a lawsuit of the type described above. Such indemnification rights are specifically not deemed to be exclusive of other rights of indemnification by agreement or otherwise and the corporation is authorized to advance expenses incurred prior to the final disposition of a matter upon receipt of an undertaking to repay such amounts on a determination that indemnification was not permitted in the circumstances of the case.
Indemnification under the Registrant’s Certificate of Incorporation. The Registrant’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides for indemnification of the Registrant’s directors and officers for liabilities and expenses that they may incur in such capacities. Article Twentieth of the Certificate of Incorporation provides in relevant part:

(A)	Right to Indemnification.
(1)Persons Entitled to Indemnification. Subject to the General Corporation Law as existing or hereafter amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), the Corporation will indemnify and hold harmless each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was, had agreed to become or is alleged to have been, a director or officer of the Corporation, and each person who is or was serving, or had agreed to serve or is alleged to have been, a director or officer of the Corporation, and each person who is or was serving, or had agreed to serve or is alleged to have served, at the request of or to further the interests of the Corporation as a director, officer, employee or agent of, or in a similar capacity for, another    corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans of the Corporation or of any of its affiliates (“Indemnitee”).

(2)Scope of Indemnification. The indemnification right pursuant to this Section (A) will extend to persons entitled to such right whether the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as a director, officer, employee or agent.
(3)Expenses Indemnified. The Corporation will indemnify persons entitled to indemnity against all costs, charges, expenses, liabilities and losses (including court costs and attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith.
(4)Survival. The indemnification right outlined in this Section (A) will continue as to a person who has ceased to be a director, officer, employee or agent. Further, the indemnification right will inure to the benefit of such Indemnitee’s estate, heirs, executors and administrators.
(5)Limitation of Indemnification. The Corporation will indemnify any Indemnitee seeking indemnification in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors.

(B)	Repayment of Indemnified Expenses.
The right to indemnification conferred in this Article Twentieth shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in investigating and defending or responding to any such Proceeding in advance of its final disposition, and any appeal therefrom (“Advance Payment”), such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time. Nevertheless, if the General Corporation Law so requires, such Advance Payment of expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) will be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under Delaware law.

(C)	Indemnification of Other Persons.
The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the indemnification of directors and officers as outlined in Sections (A)(1) and (A)(2) above.

(D)	Right of Claimant to Bring Suit.
If a claim brought under Sections (A)(1), (A)(2) or (A)(3) of this Article Twentieth is not     paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the claimant’s suit is successful in whole or in part, the claimant will be entitled to recover also the expense of prosecuting such claim.
(1)Valid Defenses to the Claimant’s Action. It shall be a defense to any such action (other than an action brought to enforce a claim for Advance Payment where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has failed to meet a standard of conduct which makes it permissible under Delaware law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.

(2)Invalid Defenses to the Claimant’s Action. Neither of the following acts or omissions will be a defense to the claimant’s action or create a presumption that the claimant has failed to meet the standard of conduct described in Section (D)(1) above:
(a)the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because the claimant has met such standard of conduct; nor
(b)an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such standard of conduct.

(E)	Non-Exclusivity of Rights.
The right to indemnification and to Advance Payments conferred in this Article Twentieth shall not be exclusive of any other right which any person may have or hereafter acquire under any: (i) statute; (ii) provision of this Certificate of Incorporation; (iii) Bylaw; (iv) agreement; (v) vote of stockholders; (vi) vote of disinterested directors; or (vii) otherwise.
The indemnification provisions in the Certificate of Incorporation may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.
Limitation of Liability of Directors. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director of the corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for a breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.
As permitted by the DGCL, Article Ninetieth of the Certificate of Incorporation limits the liability of directors of the Company for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of Delaware.
Insurance. Under Section 145 of the Delaware Law and Article Twentieth of the Certificate, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant, or who, while serving in such capacity, is or was at the request of the Registrant, a director, officer, employee or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against or incurred by such person in any such capacity whether or not the corporation would have the power to provide indemnity under Section 145. The Registrant has purchased one or more liability policies to indemnify its officers and directors against losses arising from claims by reason of their legal liability for acts as officers and directors, subject to the limitations and conditions set forth in the policy or policies.
Item 7. Exemption From Registration Claimed.
Not applicable.
Item 8. Exhibits.
The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description of Exhibit
5.1	Opinion of Counsel
23.1	Consent of Counsel (included in Exhibit 5.1)
23.2	Consent of Deloitte and Touche LLP, Independent Registered Public Accounting Firm
24.1	Powers of Attorney (filed herewith)
99.1
Air Transport Services Group, Inc. 2015 Long-Term Incentive Plan (incorporated by reference herein to Exhibit 10.1 of Air Transport Services Group, Inc.’s Current Report on Form 8-K filed with the Commission on May 13, 2015)

Item 9. Undertakings.

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6-Indemnification of Directors and Officers”, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Ohio, on this 23rd day of February, 2016.

AIR TRANSPORT SERVICES GROUP, INC.

By:	/s/ W. Joseph Payne
Name:	W. Joseph Payne
Title:	Senior Vice President, Corporate General Counsel & Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joseph C. Hete	President, Chief Executive Officer and Director (Principal Executive Officer)	February 23, 2016
Joseph C. Hete

/s/ Quint O. Turner	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 23, 2016
Quint O. Turner

*/s/ Randy D. Rademacher	Director and Chairman of the Board	February 23, 2016
Randy D. Rademacher

*/s/ Richard M. Baudouin	Director	February 23, 2016
Richard M. Baudouin

*/s/ Arthur J. Licthe	Director	February 23, 2016
Arthur J. Lichte

*/s/ J. Christopher Teets	Director	February 23, 2016
J. Christopher Teets

*/s/ Jeffrey J. Vorholt	Director	February 23, 2016
Jeffrey J. Vorholt

* By: /s/ W. Joseph Payne	Attorney-in-Fact	February 23, 2016
W. Joseph Payne

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
5.1	Opinion of Counsel
23.1	Consent of Counsel (included in Exhibit 5.1)
23.2	Consent of Deloitte and Touche LLP, Independent Registered Public Accounting Firm
24.1	Powers of Attorney (filed herewith)
99.1
Air Transport Services Group, Inc. 2015 Long-Term Incentive Plan (incorporated by reference herein to Exhibit 10.1 of Air Transport Services Group, Inc.’s Current Report on Form 8-K filed with the Commission on May 13, 2015)